Exhibit 99.2

            NEWPOWER ANNOUNCES TRANSITION OF ALL TEXAS CUSTOMERS TO
                                RELIANT AND TXU



PURCHASE, NY, June 10, 2002 - NewPower Holdings, Inc. (PINK SHEETS: NWPW), parent of The New Power Company, today announced that it has signed agreements to transition all of its customers in Texas to Reliant Energy Retail Services (Reliant) and TXU Energy Retail Company LP (TXU).

Under these agreements, NewPower will transition approximately 45,000 residential and small commercial customers in north Texas to Reliant and approximately 35,000 residential and small commercial customers in the Houston area to TXU. The Texas Public Utility Commission has reviewed these agreements and has issued letter rulings stating that these agreements are consistent with Commission rules and are in the public interest.

NewPower also announced today that in connection with the transition of these power customers, NewPower and IBM have reached an agreement to terminate their customer service outsourcing agreement, subject to the continued provision of services during a transition period.

In 2001 and 2002 several factors severely and adversely affected NewPower's liquidity and cash resources. Accordingly, during the past few months, NewPower has been reviewing all of its strategic alternatives and has been in discussion with several parties concerning the sale of its assets.



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About NewPower Holdings, Inc.

NewPower Holdings, Inc. through The New Power Company, is the first national provider of electricity and natural gas to residential and small commercial customers in the United States. The Company offers consumers in restructured retail energy markets competitive energy prices, pricing choices, improved customer service and other innovative products, services and incentives.

Cautionary Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Important factors that could cause actual results to differ from estimates or projections contained in the forward-looking statements include our limited operating history; delays or changes in the rules for the restructuring of the electric and natural gas markets; our ability to attract and retain customers; our ability to manage our energy requirements and sell energy at a sufficient margin given the volatility in prices for electricity and natural gas; the effect of commodity volatility on collateral requirements and liquidity; our dependence on third parties to provide critical functions to us and to our customers; and conditions of the capital markets affecting the availability of capital. Readers are referred to the Company's Annual Report on Form 10-K for the year ending December 31, 2001, our Registration Statement on Form S-1 (No. 333.41412), and the Company's filings on Form 8-K dated October 19, 2001, all on file with the Securities and Exchange Commission, for a discussion of factors that could cause actual results to differ materially from these forward-looking statements.



For more information, reporters may contact:
Gael Doar
Director of Corporate Communications
Gdoar@newpower.com
(914) 697-2451

Analysts and investors may contact:

Kathryn Corbally
Vice President, Investor Relations
The New Power Company
kathryn.corbally@newpower.com
(914) 697-2444

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